Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3ASR No. 333-230748) of Callon Petroleum Company, and

(2)	Registration Statements (Form S-8 Nos. 333-176061, 333-212044, 333-109744, 333-188008, and 333-224829) of Callon Petroleum Company;

of our report dated February 28, 2019, with respect to the consolidated financial statements of Carrizo Oil & Gas, Inc., and our report dated February 28, 2019, with respect to the effectiveness of internal control over financial reporting of Carrizo Oil & Gas, Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Houston, Texas

December 20, 2019